UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2005

EURAMAX INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Delaware	333-05978	58-2502320
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5445 Triangle Pkwy Suite 350, Norcross, Georgia, 30092

(Address of Principal Executive Offices)     (Zip Code)

(770) 449-7066

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 8.01    Other Events.

On June 29, 2005, Euramax International, Inc. (the “Company”) issued a press release announcing: (1) the closing of the transactions contemplated by its previously announced Agreement and Plan of Merger with GSCP Emax Acquisition, LLC; (2) the expiration of its previously announced tender offer and consent solicitation relating to its outstanding $200,000,000 aggregate principal amount of 8½% Senior Subordinated Notes due 2011 (the “Notes”); (3) the Company’s acceptance for purchase of all of the $197,980,000 aggregate principal amount of Notes tendered; (4) the effectiveness of the previously disclosed Supplemental Indenture dated May 17, 2005, which has become operative to amend the indenture, dated August 6, 2003, governing the Notes (as amended and supplemented, the “Indenture”); (5) the Company’s delivery of a notice of redemption to the trustee under the Indenture for the redemption of all $2,020,000 remaining outstanding Notes on the redemption date of July 29, 2005; and (6) the Company’s deposit of funds required to pay the redemption price with the trustee pursuant to the terms of an irrevocable trust agreement entered into with the trustee in accordance with Section 9.01 of the Indenture.  As a result of the forgoing, the Company has terminated all of its substantive obligations in respect of the Notes and all of the substantive obligations in respect of the Notes of the other issuers and guarantors party to the Indenture to the extent set forth in Section 9.01 of the Indenture and the trustee acknowledgement delivered to the Company in connection therewith.

A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit Number	Description
99.1	Euramax International, Inc. Press Release dated June 29, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EURAMAX INTERNATIONAL, INC.

		By:	/s/ R. SCOTT VANSANT
			Name:	R. Scott Vansant
			Title:	Vice President, Chief Financial Officer and Secretary

Dated:	June 30, 2005

EXHIBIT INDEX

Exhibit Number	Description

99.1	Euramax International, Inc. Press Release dated June 29, 2005